EXHIBIT 23.2

            [LETTERHEAD OF KPMG PEAT MARWICK LLP]



     Consent of Independent Certified Public Accountants


The Board of Directors
Ambanc Holding Co., Inc.


    We consent to incorporation by reference in the Registration Statement on Form S-8 of Ambanc Holding Co., Inc. related to the Ambanc Holding Co., Inc. 1997 Stock Option and Incentive Plan of our report dated February 13, 1998, relating to the consolidated balance sheets of Ambanc Holding Co., Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Ambanc Holding Co., Inc.



                                        /s/ KPMG PEAT MARWICK LLP

Albany, New York
April 23, 1998